Exhibit 99.1

Seven Stars Cloud Reports Q1 2018 Results

•	Q1 2018 revenue of $186 million (+461% vs. Q1 2017 and compared to $144 million for Full Year 2017)

•	Earnings Release Conference Call to be held Tuesday May 15, 2018 at 4:05 p.m. ET

New York, NY, May 15, 2018 – Seven Stars Cloud Group, Inc. (NASDAQ: SSC) (“SSC” or the “Company”), announced today its Q1 2018 operating results for the period ended March 31, 2018 (a full copy of the Company’s quarterly report on Form 10-Q will also be posted at www.sec.gov).

Conference Call: SSC’s management, including Bruno Wu (Executive Chairman & CEO), Bob Benya (President, Director & Chief Revenue Officer), and Jason Wu (Interim CFO), will host an earnings release conference call at 4:05 p.m. on Tuesday, May 15, U.S. Eastern Time (4:05 a.m. on Wednesday, May 16, Beijing/Hong Kong Time).

To join the webcast, please visit the ‘Events & Presentations’ section of the
SSC corporate website (http://www.sevenstarscloud.com/events), or click SSC Earnings Webcast or call the toll-free dial-in number: 877-407-3107; International callers should dial: 201-493-6796.

SSC Q1 2018 OPERATING RESULTS

Revenue for Q1 2018 was $185.9 million as compared to $33.2 million for the same period in 2017, an increase of approximately $152.8 million, or 461%. The increase was primarily due to our expanding business in crude oil trading which began in October 2017.

Cost of revenue was approximately $185.5 million in Q1 2018, as compared to $29.3 million for the same period in 2017. Our cost of revenue increased by $156.2 million which is in line with our increase in revenue. Cost of revenue is primarily comprised of costs to purchase electronic products and crude oil from suppliers in our supply chain management business.

Q1 2018 gross profit was approximately $0.4 million, as compared to gross profit in the amount of $3.8 million during the same period in 2017. The gross profit ratio for Q1 2018 was 0.21%, while in Q1 2017, it was 11.52%. The decrease was mainly due to the Company recording one-time consulting service fees, which generated most of our gross profit in the first quarter of 2017, as well as the current low gross profit margins that exist in the crude oil trading business.

Selling, general and administrative expenses for Q1 2018 was $3.7 million as compared to $1.3 million for the same period in 2017, an increase of approximately $2.4 million or 192%. The majority of the increase can be attributed to several factors: 1. an increase in headcount and relevant traveling expenses in the amount of $1.1 million; 2. an increase of approximately $0.9 million in consulting service fees attributable to our developing financial digital assets business; 3. an increase in our sales and marketing expense in the amount of $0.2 million relating to the introduction and marketing of our business models to various potential investors and business partners.

Professional fees are generally related to public company reporting and governance expenses as well as legal fees related to business transition and expansion. Our professional fees for the Q1 2018 were $0.7 million as compared to $0.3 million for the same period in 2017, an increase of approximately $0.4 million. The increase in professional fees was related to an increase in auditing service fees.

Depreciation and amortization for Q1 2018 was $0.01 million as compared to $0.2 million for the same period in 2017, a decrease of approximately $0.19 million. The decrease was primarily due to the sale of our Beijing office building in 2017.

Loss per share for Q1 2018 was $0.06 as compared to earnings per share of $0.04 in the same period 2017.

As of March 31, 2018, the Company had cash of approximately $3.9 million. Approximately $2.1 million was held in our Hong Kong, US and Singapore entities and $1.8 million was held in our mainland China entities. The cash balance does not include the subscription agreement funds raised from a recent private placement with GT Dollar Ptd. Ltd. totaling a gross amount of $40.0 million US Dollars to the Company. The Company has received all subscription payments from this GT Financing and is currently in the process of dispersing the proceeds to the Company’s various bank accounts. The Company has not yet issued any shares with respect to this financing.

Notwithstanding the strong Q1 revenue to begin 2018, management, for the time being, will be maintaining the previously provided guidance of $280 million in revenue and $35 million in EBITDA for full year 2018.

Bob Benya, President, Director & Chief Revenue Officer, stated, “Q1 2018 was a quarter defined by explosive performance, as Seven Stars Cloud’s $186 million in quarterly revenue constituted the best quarter in the company's history with 461% revenue growth compared to the same Q1 period in 2017. Even more impressive, is that Q1 2018 revenue alone, is already, approximately $42 million higher than ALL OF 2017 revenue combined.”

“While the supply chain management engine had massive revenue growth, gross profitability is an area upon which the Company will need to improve. Between earned purchasing power through deal flow, renegotiations of existing contractual arrangements and new future partnerships, we believe we can begin to improve gross profitability for this particular engine as the year continues.”

“Looking back for a moment, January through October 2017 saw the Company, via Phase 1, solely focused on entirely converting our business over from its Legacy YOD model to a supply chain management model. Starting in November 2017, the Company began Phase 2 which focused on blockchain-based commodity- and currency-related index products (for example the recently launched DOAI crude oil index). Now, looking forward, the combined work and launches from both Phases are being merged to create what we are calling a Vertical Industry Digital Ecosystem. SSC has identified an industry market opportunity to create economic efficiencies across a number of industries where we already have strong partner relationships per our supply chain business operations. This market opportunity includes the deployment of digital asset B2B payment mechanisms in the form of centrally managed cryptocurrencies specific to those industries. The usage of these respective cryptocurrencies will unlock economic efficiencies across B2B partners. To follow, there are Big Data opportunities and industry optimizations that can be realized as there continues to be significant adoption of these digital assets for trading and settlement. Based on these new areas of business, we anticipate vastly improving gross margins as the total product and service business mix becomes more balanced as the year moves ahead and with the continued introduction of new blockchain-based digital asset financial products along with the expansion of the Vertical Industry Digital Ecosystem, which will be highly strategic to our future growth, value creation and net profitability.”

About Seven Stars Cloud Group, Inc. (http://www.sevenstarscloud.com/)

SSC is aiming to become a next generation Artificial-Intelligent (AI) & Blockchain-Powered, Fintech company. By managing and providing an infrastructure and environment that facilitates the transformation of traditional financial markets such as commodities, currency and credit into the asset digitization era, SSC provides asset owners and holders a seamless method and platform for digital asset securitization and digital currency tokenization and trading.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:

Jason Finkelstein

VP, Investor Relations

Seven Stars Cloud Group, Inc.

212-206-1216

# # #

Seven Stars Cloud Group, Inc., Its Subsidiaries and Variable Interest Entities

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31, 2018	March 31, 2017

Revenue	$185,930,180	$33,164,351
Cost of revenue from third parties	23,280,931	29,342,379
Cost of revenue from related parties	162,259,754	-
Total cost of revenue	185,540,685	29,342,379

Gross profit	389,495	3,821,972

Operating expenses:
Selling, general and administrative expense	3,689,118	1,265,172
Research and development expense	46,022	-
Professional fees	712,933	267,133
Depreciation and amortization	9,200	196,211
Total operating expense	4,457,273	1,728,516

Income (loss) from operations	(4,067,778)	2,093,456

Interest and other income (expense)
Interest expense	(28,320)	(41,557)
Change in fair value of warrant liabilities	-	(270,116)
Equity in loss of equity method investees	(19,743)	(43,746)
Other	(46,545)	(99,570)
Income (loss) before income taxes	(4,162,386)	1,638,467

Income tax benefit	-	-

Net income (loss)	(4,162,386)	1,638,467

Net loss attributable to non-controlling interest	91,444	574,412

Net income (loss) attributable to Seven Stars Cloud shareholders	$(4,070,942)	$2,212,879

Basic earnings (loss) per share	$(0.06)	$0.04
Diluted earnings (loss) per share	$(0.06)	$0.04

Seven Stars Cloud Group, Inc., Its Subsidiaries and Variable Interest Entities

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31, 2018	March 31, 2017

Cash flows from operating activities:
Net income (loss)	$(4,162,386)	$1,638,467
Adjustments to reconcile net loss to net cash used in operating activities
Share-based compensation expense	121,190	71,428
Depreciation and amortization	9,200	196,211
Equity in loss of equity method investees	19,743	43,746
Loss on disposal of assets	-	40,139
Change in fair value of warrant liabilities	-	270,116

Change in assets and liabilities:
Accounts receivable	(80,546,513)	(19,674,440)
Licensed content	-	1,518,394
Prepaid expenses and other assets	171,496	(1,932,566)
Accounts payable	(5,618,606)	13,890,107
Accrued expenses, salary and other current liabilities	(51,009)	(881,051)
Amount due to related parties	86,265,554	2,173,891
Deferred revenue	(68,850)	(740,588)
Net cash used in operating activities	(3,860,181)	(3,386,146)

Cash flows from investing activities:
Cash paid for the acquisition of SVG	(45,639)	-
Acquisition of property and equipment	(6,677)	(5,473)
Net cash used in investing activities	(52,316)	(5,473)

Cash flows from financing activities
Proceeds from issuance of warrant and shares	527,632	8,745
Net cash provided by financing activities	527,632	8,745
Effect of exchange rate changes on cash	33,709	675,202
Net increase (decrease) in cash, cash equivalents and restricted cash	(3,351,156)	(2,707,672)

Cash, cash equivalents and restricted cash at beginning of period	7,205,096	3,761,814

Cash, cash equivalents and restricted cash at end of period	$3,853,940	$1,054,142

Supplemental Cash Flow Information:

Payable for purchase of building	$-	$992,000

No income tax and interest expenses was paid for the periods ended March 31, 2017 and 2018.